As filed with the Securities and Exchange Commission on December 23, 2009
SEC Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TOMPKINS FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

NEW YORK
(State or other jurisdiction of incorporation or organization)

16-1482357
(I.R.S. Employer Identification No.)

The Commons, P.O. Box 460
Ithaca, New York 14851
(Address of Principal Executive Offices) (Zip Code)

TOMPKINS FINANCIAL CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN [ESOP]
(Full title of the plan)

Francis M. Fetsko	with a copy to:
Executive Vice President and Chief Financial Officer	Edward C. Hooks, Esq.
Tompkins Financial Corporation	Harris Beach PLLC
The Commons, P.O. Box 460	119 East Seneca Street
Ithaca, New York 14851	Ithaca, New York 14850
(607) 273-6444

(Name and Address of Agent For Service)

(607) 273-3210
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, $0.10 par value	100,000	$39.21	$3,921,000	$279.58

(1)	The Registration Statement also includes an indeterminate number of additional shares that may become issuable pursuant to antidilution provisions of the plan.

(2)	In accordance with Rules 457(h)(1) and 457(c), calculated on the basis of the high and low prices of the Common Stock on the NYSE-AMEX on December 18, 2009.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

          The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above.

(c)

The description of the Common Stock of the Registrant contained in the Registrant’s Registration Statement on Form 8-A (No. 1-12709) filed with the Commission on January 30, 1997, including any amendment(s) or report(s) filed for the purpose of updating such description.

          All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

          Not applicable.

Item 5. Interests of Named Experts and Counsel.

          The validity of the shares offered hereby will be passed upon by Harris Beach PLLC, Ithaca, New York. Edward C. Hooks, a member of Harris Beach PLLC and former director of the Registrant, owns shares of the Registrant’s Common Stock. The aggregate number of shares beneficially owned by Mr. Hooks equals less than 1% of our issued and outstanding Common Stock as of the date of filing of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

          Sections 721-725 of the New York Business Corporation Law generally provide for or permit a New York corporation to indemnify any person who is, or is threatened to be, made party to any action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, by reason of the fact that such person (or such person’s testator or intestate), was an officer or director of such corporation, or served at the request of such corporation as a director, officer, employee, agent, or in any other capacity, of another corporation or enterprise. The indemnity may include judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred by such person as a result of such action or proceeding, or any appeal therein, provided that such officer or director acted in good faith, for a purpose that he or she reasonably believed to be in or, in the case of service for another corporation or enterprise, not opposed to, the best interests of the corporation and, for criminal actions or proceedings, in addition, had no reasonable cause to believe his or her conduct was unlawful. A New York corporation may indemnify any officer or director against amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred by him or her in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent judicially approved. Where an officer or director is successful on the merits or otherwise in the defense of an action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred. Article VIII of the Registrant’s By-Laws provides for indemnification for the officers and directors of the Registrant to the fullest extent permitted by applicable law.

          In accordance with Section 402(b) of the New York Business Corporation Law, the Registrant’s Certificate of Incorporation contains a provision to limit the personal liability of the directors of the Registrant to the fullest extent permitted under the Business Corporation Law; provided, however, that there shall be no limitation of a director’s liability for acts or omissions committed in bad faith, or that involved intentional misconduct or a knowing violation of law, or from which a director personally gained a financial profit or other advantage to which he or she was not legally entitled. The effect of this provision is to eliminate the personal liability of directors to the Registrant and its shareholders for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

Item 7. Exemption From Registration Claimed.

          Not applicable.

Item 8. Exhibits.

          The following exhibits are filed with this Registration Statement:

5	Opinion of Harris Beach PLLC

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2	Consent of Harris Beach PLLC (included in Exhibit 5)

24	Power of Attorney (included at Pages II-4 and II-5)

99	Tompkins Financial Corporation Employee Stock Ownership Plan

Item 9. Undertakings.

(a)	The Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any propectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ithaca, State of New York, on this 22nd day of December, 2009.

TOMPKINS FINANCIAL CORPORATION

By:	/s/ Francis M. Fetsko

Francis M. Fetsko
Executive Vice President and
Chief Financial Officer

POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Stephen S. Romaine and Francis M. Fetsko and each of them, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him, and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and Power of Attorney have been signed below by the following persons in the capacities and on the dates indicated:

Name	Capacity	Date
/s/ James J. Byrnes	Chairman of the Board	December 22, 2009

James J. Byrnes

/s/ Stephen S. Romaine	President and Chief Executive Officer , Director	December 22, 2009

Stephen S. Romaine	(Principal Executive Officer)

/s/ James W. Fulmer	Vice Chairman, Director	December 23, 2009

James W. Fulmer

/s/ Thomas R. Salm	Vice Chairman, Director	December 22, 2009

Thomas R. Salm

/s/ Francis M. Fetsko	Executive Vice President, Chief Financial Officer	December 22, 2009

Francis M. Fetsko	and Treasurer (Principal Financial Officer and Principal Accounting Officer)

	Director	December ___, 2009

Russell K. Achzet

/s/ John E. Alexander	Director	December 22, 2009

John E. Alexander

/s/ Daniel J. Fessenden	Director	December 22, 2009

Daniel J. Fessenden

/s/ Reeder D. Gates	Director	December 23, 2009

Reeder D. Gates

/s/ James R. Hardie	Director	December 22, 2009

James R. Hardie

/s/ Elizabeth W. Harrison	Director	December 23, 2009

Elizabeth W. Harrison

/s/ Carl E. Haynes	Director	December 22, 2009

Carl E. Haynes

/s/ Patricia A. Johnson	Director	December 22, 2009

Patricia A. Johnson

	Director	December ___, 2009

Hunter R. Rawlings III

/s/ Thomas R. Rochon	Director	December 22, 2009

Thomas R. Rochon

/s/ William D. Spain, Jr.	Director	December 22, 2009

William D. Spain, Jr.

/s/ Michael H. Spain	Director	December 22, 2009

Michael H. Spain

/s/ Craig Yunker	Director	December 23, 2009

Craig Yunker

EXHIBIT INDEX

5	Opinion of Harris Beach PLLC

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2	Consent of Harris Beach PLLC (included in Exhibit 5)

24	Power of Attorney (included at Pages II-4 and II-5)

99	Tompkins Financial Corporation Employee Stock Ownership Plan